EXHIBIT 99.3


ABOUT:    Addington Resources, Inc.
CONTACT:  Kirby J. Taylor
          President
          (606) 928-3433

FOR IMMEDIATE RELEASE

Addington Resources, Inc. Announces Sale of Australian Mining
Technology Patents

     ASHLAND, KY. (July 5, 1995) -- Addington Resources, Inc. (NASDAQ National Market: ADDR) today reported that its mining technology subsidiary, Mining Technologies, Inc. (MTI), has entered into a mining technology exchange agreement with BHP Australia Coal Pty Ltd (BHPAC).

     The agreement provides for the sale of MTI's Australian patents on highwall mining machines and certain other related technology. BHPAC will restrict its use of the highwall mining technology to Australia and its own mining equipment and operations. The agreement does not restrict the right of MTI to license and use the technology worldwide, except for certain restrictions on its use in Australia.

     MTI also entered into a contract mining agreement with BHPAC to mine coal reserves located at BHPAC's Moura Mine in Queensland, Australia. In addition, MTI entered into an agreement with BHPAC and Joy Technologies, Inc. (Joy) that provides for the exchange of certain information related to developments in the highwall mining technology. MTI and Joy have previously entered into a licensing agreement for the manufacture and marketing of highwall mining machines using MTI-invented technology. This agreement with Joy will remain in force although MTI will not receive any payments from Joy related to coal production by BHPAC using highwall mining machines. Joy consented to the sale of technology to BHPAC.

     In consideration of the transfer of the patents and related technology, MTI received US $10 million upon execution of the agreement, and will receive an additional US $4 million following MTI's initial successful mining of coal at the contract mining operation at the Moura Mine. BHPAC has also agreed to reimburse MTI up to US $1 million for equipment used by MTI in its contract mining operations at the Moura Mine. Although no assurances can be given, MTI expects to be contract mining at the Moura Mine by the end of 1995.

     The agreement also provides for contingent payments to MTI of US $3 million upon the satisfaction of certain production requirements related to BHPAC's use of a highwall mining system incorporating the MTI technology.

     Addington Resources, Inc. trades on the NASDAQ National
Market System under the symbol ADDR. The Company is involved in waste management operations as well as mining, mining technology and mining services.